Exhibit 99.1

KeyTech Limited

Consolidated Financial Statements

March 31, 2016 & 2015

KeyTech Limited

Consolidated Financial Statements

March 31, 2016 & 2015

Independent Auditor’s Report

To the Shareholders of KeyTech Limited

We have audited the accompanying consolidated financial statements of KeyTech Limited and its subsidiaries which comprise the consolidated balance sheets as of March 31, 2016 and March 31, 2015, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for the years then ended.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KeyTech Limited and its subsidiaries as of March 31, 2016 and March 31, 2015, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in Note 2.1.1 to the consolidated financial statements, the Company has restated its March 31, 2015 financial statements to correct misstatements. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers Ltd.
Hamilton, Bermuda
October 19, 2016

KeyTech Limited

Consolidated Balance Sheet

March 31, 2016 & 2015

	Notes	March 31, 2016	March 31, 2015 Restated
ASSETS
Current assets
Cash and cash equivalents (excluding bank overdraft)	12	$3,535,963	$3,717,631
Accounts receivable	13	6,520,074	8,413,539
Materials	14	127,358	33,269
Prepaid expenses and other current assets	15	2,925,265	4,014,261
Assets held for sale	29	—	948,471

		13,108,660	17,127,171
Non-current assets
Marketable securities	3.3, 16	937,627	1,109,546
Loan receivable	28	—	5,000,000
Property, plant and equipment	17, 31	85,833,209	86,133,845
Investments in associates	9	26,720,267	25,760,775
Intangible assets	18, 31	23,734,288	26,195,757

Total assets		$150,334,051	$161,327,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	19	$12,705,463	$13,547,836
Bank overdraft	20	1,950,333	779,450
Foreign tax liabilities		207,997	168,500
Interest payable		577,101	522,578
Unearned income		6,710,338	6,099,098
Preferred share redemption amounts unclaimed	20	—	687,116
Bank borrowings	20	6,428,571	6,428,571
Liabilities held for sale	29	—	83,333
Other liabilities	24	1,218,790	—

		29,798,593	28,316,482
Non-current liabilities
Bank borrowings	20	28,928,571	35,357,143
Sub-ordinated debt	20	24,700,000	24,700,000

Total liabilities		$83,427,164	$88,373,625

EQUITY
Equity attributable to owners of the Company
Share capital	23	3,806,197	3,806,197
Share premium		86,058,361	86,058,361
Contributed surplus		20,493,110	20,994,717
Shares held for issue	26	7,493,110	7,493,110
Other comprehensive income		14,238,129	14,389,750
Retained earnings		(65,390,392)	(63,041,421)

		66,698,515	69,700,714

Non-controlling interests	24	208,372	3,252,755

Total equity		66,906,887	72,953,469

Total liabilities and equity		$150,334,051	$161,327,094

The accompanying notes are an integral part of these consolidated financial statements

KeyTech Limited

Consolidated Statement of Comprehensive Income

For the year ended March 31, 2016 & 2015

	Notes	2016	2015 Restated

OPERATING REVENUES

Data revenues		$36,785,836	$29,517,695
TV revenues		39,515,848	23,718,598
Voice revenues		2,605,910	2,875,605
Directory revenues		4,250,534	4,289,745
Fixed data revenues		1,154,263	2,217,600
Hardware and software revenues		76,717	74,566
Other revenues		4,920,837	4,209,694

	5	$89,309,945	$66,903,503

OPERATING EXPENSES

Salaries and employee benefit expenses	6	21,289,725	20,854,821
Staff termination costs	6	1,432,015	443,766
Operations and maintenance expenses		35,653,604	26,070,997
Depreciation and amortization	17,18	15,507,095	15,820,862
General and administrative expenses	7	13,749,367	13,287,750
Government taxes, fees and levies	8	4,231,678	3,432,965
Impairment of assets	31	4,339,544	85,618,169

		$96,203,028	$165,529,330

Operating Loss		(6,893,083)	(98,625,827)

Share of income of associates	9	6,850,053	7,135,389
Finance income	10	64,713	193,050
Finance costs	10	(3,696,687)	(3,216,251)
Preferred shares unclaimed	20(b)	652,637	—
Gain on disposal of business unit	29	595,174	—
Loss on disposal of subsidiary	28	—	(18,617,231)
Gain on investment	26	—	11,397,492
Impairment of investments		(20,298)	—
Net proceeds on insurance claim	2.22	—	2,144,352
Losses on property revaluation	2.1.2, 17	—	(2,021,350)

Loss for the year from continuing operations		$(2,447,491)	$(101,610,376)

DISCONTINUED OPERATIONS

Profit for the year from discontinued operations	28	—	2,626,474
Loss for the year		$(2,447,491)	(98,983,902)

The accompanying notes are an integral part of these consolidated financial statements

KeyTech Limited

Consolidated Statement of Comprehensive Income (Continued)

For the year ended March 31, 2016 & 2015

Loss attributable to
Equity holders of the company		(2,348,971)	(95,195,896)
Non-controlling interests		(98,520)	(3,788,006)
		$(2,447,491)	$(98,983,902)

Earnings (losses) per share from continuing and discontinued operations attributable to owners of the Company
From continuing operations	11	$(0.15)	$(6.54)
From discontinued operations		—	0.17
From loss for the year		(0.15)	(6.37)
Diluted earnings (losses) per share from continuing and discontinued operations attributable to owners of the Company
From continuing operations	11	$(0.14)	$(5.70)
From discontinued operations		—	0.16
From loss for the year		(0.14)	(5.54)

The accompanying notes are an integral part of these consolidated financial statements.

KeyTech Limited

Consolidated Statement of Comprehensive Income (Continued)

For the year ended March 31, 2016 & 2015

	Notes	2016	2015 Restated

Loss for the year		$(2,447,491)	$(98,983,902)

Other comprehensive income (loss) for the year:
Discontinued operations
Sale of subsidiary — defined benefit pension plan	22	—	2,620,113
Sale of subsidiary — retirement augmentation plan	22	—	484,081

		—	3,104,194

Items that may be subsequently reclassified to profit or loss
Gain on property revaluations	2.1.2, 17	—	14,010,424
Disposal of investment		6,300	—
Changes in fair value of available-for-sale investments	16	(157,921)	—
Other comprehensive (loss) income for the year		$(151,621)	$17,114,618

Total comprehensive loss for the year		$(2,599,112)	$(81,869,284)

Total comprehensive loss attributable to:
Equity holders of the company		(2,500,592)	(78,081,278)
Non-controlling interests		(98,520)	(3,788,006)

		$(2,599,112)	$(81,869,284)

Total comprehensive (loss) income attributable to equity holders of the Company:
Continuing operations		(2,500,592)	(83,811,946)
Discontinued operations		—	5,730,668

		$(2,500,592)	$(78,081,278)

The accompanying notes are an integral part of these consolidated financial statements.

KeyTech Limited

Consolidated Statement of Changes in Equity

As at March 31, 2016 & 2015

		Attributable to equity owners of the company
						Other	Retained		Non-
			Shares held	Share	Contributed	comprehensive	earnings		controlling
	Notes	Share capital	for issue	premium	surplus	income	restated	Total restated	Interest	Total restated

Balance - April 1, 2014		$3,640,908	$—	$83,413,733	$20,920,454	$(2,724,868)	$33,714,417	$138,964,644	$534,866	$139,499,510

Loss for the period, restated							(95,195,896)	(95,195,896)	(3,788,006)	(98,983,902)

Other comprehensive income:

Gain on valuation of property	2.1.1, 17	—	—	—	—	14,010,424	—	14,010,424	—	14,010,424

Sale of subsidiary - defined benefit pension plan	22	—	—	—	—	2,620,113	—	2,620,113	—	2,620,113
Sale of subsidiary - retirement augmentation plan	22	—	—	—	—	484,081	—	484,081	—	484,081

Total other comprehensive income for the period		—	—	—	—	17,114,618	—	17,114,618	—	17,114,618

Non-controlling interests upon business combination	24	—	—	—	—		—	—	6,505,895	6,505,895

Shares issued	26	165,289	—	2,644,628	—	—	—	2,809,917	—	2,809,917

Shares held for issue		—	7,493,110	—	—	—	—	7,493,110	—	7,493,110
	23, 26
Dividends		—	—	—	—	—	(1,559,942)	(1,559,942)	—	(1,559,942)
Contribution to equity		—	—	—	74,263	—	—	74,263	—	74,263

Balance - March 31, 2015		$3,806,197	$7,493,110	$86,058,361	$20,994,717	$14,389,750	$(63,041,421)	$69,700,714	$3,252,755	$72,953,469

Balance - April 1, 2015		$3,806,197	$7,493,110	$86,058,361	$20,994,717	$14,389,750	$(63,041,421)	$69,700,714	$3,252,755	$72,953,469

Loss for the period		—	—	—	—	—	(2,348,971)	(2,348,971)	(98,520)	(2,447,491)

Other comprehensive income:
Disposal of investment		—	—	—	—	6,300	—	6,300	—	6,300
Changes in fair value of available-for-sale investments	3.3	—	—	—	—	(157,921)	—	(157,921)	—	(157,921)

Total other comprehensive income for the period		—	—	—	—	(151,621)	—	(151,621)	—	(151,621)

Purchase of non-controlling interest	24	—	—	—	(501,607)	—	—	(501,607)	(2,945,863)	(3,447,470)

Balance - March 31, 2016		$3,806,197	$7,493,110	$86,058,361	$20,493,110	$14,238,129	$(65,390,392)	$66,698,515	$208,372	$66,906,887

The accompanying notes are an integral part of these consolidated financial statements.

KeyTech Limited

Consolidated Statement of Cash Flows

For the year ended March 31, 2016 & 2015

	Notes	2016	2015 Restated
CASH FLOW PROVIDED BY (USED IN)

Operating activities
Loss for the year		$(2,447,491)	$(98,983,902)
Adjustments for:
Depreciation and amortization	17,18	15,507,095	15,820,862
Bad debt expenses and allowances for doubtful accounts	7	2,147,803	824,487
Share of income of associates	9	(6,850,053)	(7,135,389)
Loss on disposal of subsidiary		—	18,617,231
Loss on disposal of property, plant and equipment		15,487	—
Gain on disposal of business unit	29	(595,174)	—
Gain on investment		—	(11,397,492)
Loss on property revaluation		—	2,021,350
Loss on disposal of financial asset		20,298	—
Profit for the year from discontinued operations		—	(2,626,474)
Preferred shares unclaimed	20	(652,637)	—
Impairment of assets	31	4,339,544	85,618,169
Changes in items of working capital:
Accounts receivable	13	9,081	3,122,720
Materials		(94,089)	1,821,041
Prepaid expenses and other current assets		1,169,220	2,996,911
Accounts payable and other liabilities		(871,183)	(2,435,026)
Foreign tax liabilities		39,497	(5,908)
Unearned income		611,240	(2,872,418)
Working capital acquired on business combinations		—	3,129,520
Net cash generated from discontinued activities		—	6,297,041

Net cash generated from operating activities		$12,348,638	$14,812,723

Investing activities
Repayments received on loans to associates		—	704,983
Repayment received on loan receivable	28	5,000,000	—
Additional investment in associates		—	101,660
Dividends received from associates	9	5,890,563	5,749,235
Sale of available-for-sale financial assets		—	342,287
Proceeds on disposal of business unit	29	1,200,000	—
Purchase of property, plant and equipment	17	(14,382,487)	(7,832,172)
Property, plant and equipment acquired on business combinations		—	(38,657,606)
Purchase of intangible assets	18	(2,717,534)	(1,535,870)
Intangible assets arising on business combinations		—	(13,850,270)
Goodwill arising on business combinations		—	(23,484,701)
Purchase of non controlling interest	24	(2,228,680)	—
Net cash received from sale of discontinued activities		—	24,780,000

Net cash used for investing activities		$(7,238,138)	$(53,682,454)

The accompanying notes are an integral part of these consolidated financial statements.

KeyTech Limited

Consolidated Statement of Cash Flows (Continued)

For the year ended March 31, 2016 & 2015

Financing activities
Amount received on borrowing facilities		—	45,000,000
Amount repaid on borrowing facilities		(6,428,572)	(30,714,286)
Net amount received as subordinated debt	26	—	24,700,000
Redemption of preferred shares	20	(34,479)	(8,555)
Dividends paid on common shares	21	—	(2,871,201)

Net cash (used for) received from financing activities		$(6,463,051)	$36,105,958

Decrease in cash and cash equivalents		(1,352,551)	(2,763,773)

Cash and cash equivalents and bank overdraft - Beginning of year		$2,938,181	$5,701,954

Cash and cash equivalents and bank overdraft - End of year	12	$1,585,630	$2,938,181

The accompanying notes are an integral part of these consolidated financial statements.

KeyTech Limited

Notes to Consolidated Financial Statements

For the year ended March 31, 2016 & 2015

1                 The Company and its regulatory framework

KeyTech Limited (the “Company” or the “Group”) is incorporated in Bermuda with limited liability under the Companies Act 1981. The Company, through its subsidiaries and associates, is a supplier of information and communications services, providing a wide range of data, Internet, voice, and media services.

The Company is listed on the Bermuda Stock Exchange (“BSX”) and has operations in Bermuda and the Cayman Islands. The registered office is located at 30 Victoria Street, Hamilton, HM 12, Bermuda.

These consolidated financial statements were approved by the Directors of the Company on October 18, 2016.

2                 Summary of significant accounting policies

2.1       Basis of preparation

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and IFRS Interpretations Committee (IFRIC) interpretations applicable to companies reporting under IFRS. The consolidated financial statements have been prepared under the historical cost convention, with the exception of land and buildings (see note 2.1.2), and available-for-sale financial assets, which are recorded at fair value through profit or loss. The consolidated financial statements are presented in Bermuda dollars ($), which is the functional currency of the Company.

The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in note 4.

2.1.1 Restatement of prior year financial statements

The Company restated its consolidated financial statements and related disclosures as of, and for the year ended, March 31, 2015.

In connection with the preparation of the consolidated financial statements for the year ended March 31, 2016, management of the Company concluded that the selection of appropriate market participant assumptions, including the required rate of return (i.e., discount rate), that were applied in the Company’s impairment considerations of non-financial assets (a critical accounting estimate as described further in Note 4.) as of March 31, 2015 did not include appropriate consideration of all information available at that time. Specifically, management concluded that consideration of an offer made by ATN International, Inc. (“ATN”) to purchase a controlling interest in the Company, subject to both negotiation and shareholder approval, should have been included in management’s impairment considerations (refer to note 31).

The correction results in the recognition of an impairment charge of $85.6m in the restated consolidated financial statements as of, and for the year ended, March 31, 2015.

The restatement has no effect on the Company’s net cash flows provided by (used in) operating activities, investing activities and financing activities.

In addition, management has also corrected certain classifications of assets within Note 17 — Property, Plant and Equipment with no net impact on the Company’s financial position.  Further, management has corrected an error in the consolidated statement of comprehensive income that understated the loss attributable to the equity holders of the Company, but which did not impact total equity attributable to the equity holders of the Company.  Note 25 (b) — lease commitments have been restated to correct a prior year overstatement.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

The table below details the impact of the restatement on the Company’s Consolidated Balance Sheet as of March 31, 2015.

Consolidated Balance Sheet	As previously reported March 31, 2015	Adjustment	Restated March 31, 2015

Total assets	$246,945,263	$(85,618,169)	$161,327,094
Total liabilities	88,373,625	—	88,373,625
Equity attributable to owners of the parent	151,657,431	(81,956,717)	69,700,714
Non-controlling interests	6,914,207	(3,661,452)	3,252,755
Total equity	158,571,638	(85,618,169)	72,953,469
Total liabilities and equity	$246,945,263	$(85,618,169)	$161,327,094

The table below details the impact of the restatement on the Company’s Consolidated Statement of Comprehensive Income as of March 31, 2015.

Consolidated Statement of Comprehensive Income	As previously reported March 31, 2015	Adjustment	Restated March 31, 2015

Operating revenues	$66,903,503	$—	$66,903,503
Operating expenses	79,911,161	85,618,169	165,529,330
Total other expense	(2,857,995)	(126,554)	(2,984,549)
Loss for the year from continuing operations	(15,865,653)	(85,744,723)	(101,610,376)
Profit for the year from discontinued operations	2,626,474	—	2,626,474
Loss for the year	(13,239,179)	(85,744,723)	(98,983,902)

Loss attributable to equity holders of the company	(13,112,625)	(82,083,271)	(95,195,896)
Loss attributable to non-controlling interests	(126,554)	(3,661,452)	(3,788,006)
Other comprehensive (loss) income for the year	$17,114,618	—	$17,114,618
Total comprehensive (loss) income attributable to:
Equity holders of the company	4,001,993	(82,083,271)	(78,081,278)
Non-controlling interests	(126,554)	(3,661,452)	(3,788,006)
Total comprehensive (loss) income for the year	$3,875,439	$(85,744,723)	$(81,869,284)

Earnings per share
From continuing operations attributable to owners of the parent	$(1.06)	$(5.48)	$(6.54)
From discontinued operations attributable to owners of the parent	0.18	(0.01)	0.17
Total earnings per share attributable to the owners of the parent	$(0.88)	$(5.49)	$(6.37)

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

The table below details the impact of the restatement on the Company’s Consolidated Statement of Cash Flows as of March 31, 2015.

	March 31, 2015	Adjustment	Restated March 31, 2015
Consolidated Statement of Cashflows
Net cash generated from operating activities	$14,812,723	$—	$14,812,723
Net cash used for investing activities	(53,682,454)	—	(53,682,454)
Net cash received from financing activities	36,105,958	—	36,105,958
Decrease in cash and cash equivalents	(2,763,773)	—	(2,763,773)
Cash and cash equivalents and bank overdraft - Beginning of year	5,701,954	—	5,701,954
Cash and cash equivalents and bank overdraft - End of year	$2,938,181	$—	$2,938,181

2.1.2 Changes in accounting policy

As at March 31, 2015 the Company and its subsidiaries adopted a policy of revaluing land and buildings to market value, in accordance with the fair value provisions of IAS 16 ‘Property, Plant and Equipment’. This is a change from the previous policy, under which these assets were stated at historic cost. The revaluation of land and buildings within the Group’s consolidated balance sheet provides shareholders with a more representative value than the historic cost basis. This change in accounting policy was not applied retrospectively and was included in the Company’s consolidated financial statements for the year ended March 31, 2015.

The impact on the financial statements for the year ended March 31, 2015 of this change in accounting policy was to:

•                  increase the net book value of land by $1,145,849 and buildings by $10,843,225 as at March 31, 2015;

•                  recognize a charge against operating profit in respect of ‘losses on property revaluation’ of $2,021,350. This impairment reflects the difference for all assets where the fair value of the asset, as determined by the revaluation as at March 31, 2015, is below the net book value prior to the revaluation;

•                  recognize a gain in other comprehensive income of $14,010,424 reflecting the difference for all assets where the fair value of the asset, as determined by the revaluation as at March 31, 2015, is above the net book value prior to the revaluation;

•                  the impact of the above is a net increase in the value of land and buildings of $11,989,074 (see note 17). This has been booked as an increase on cost or valuation of $5,580,970 and a write back of accumulated depreciation of $6,408,104.

New and amended standards adopted by the Company

There were no new or amended standards applicable to, and adopted by, the Company in the year which had a significant impact on the consolidated financial statements.

New standards and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after April 1, 2015, and have not been applied in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Company, except the following set out below:

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

Amendments to IAS 36, ‘Impairment of assets’, on the recoverable amount disclosures for non-financial assets. This amendment removed certain disclosures of the recoverable amount of cash generating units (CGUs) which had been included in IAS 36 by the issue of IFRS 13. The amendment was not mandatory for the Company until April 1, 2016.

IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The IASB issued the completed version of IFRS 9 in July 2014. IFRS 9 (2014) provides revised guidance on the classification and measurement of financial assets and introduces a new expected credit loss model for calculating impairment. IFRS 9 (2014) also incorporates the final general hedge accounting requirements originally published in IFRS 9 (2013). IFRS 9 (2014) is effective for the reporting period beginning on April 1, 2018.

IFRS 15, ‘Revenue from contracts with customers’, was issued in May 2014 by the IASB and FASB, a converged standard on revenue recognition. The standard will be effective for the reporting period beginning on April 1, 2018, and will allow early adoption. The standard establishes a comprehensive framework for determining whether, how much and when revenue is recognized. The Company is yet to assess the full impact of IFRS 15 and intends to adopt the standard no later than the accounting period beginning on April 1, 2018.

IFRS 16, ‘Leases’ was issued in January 2016 and is effective for reporting periods beginning on or after January 1, 2019 and will replace IAS 17 Leases. Earlier application is permitted, but only in conjunction with IFRS 15. Under the previous guidance in IAS 17, a lessee had to make a distinction between a finance lease and an operating lease. IFRS 16 requires the lessee to recognise almost all lease contracts on the statement of financial position; the only optional exemptions are for certain short-term leases and leases of low value assets. The Company is assessing the potential impact on its consolidated financial statements resulting from the application of IFRS 16.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Company.

2.2       Consolidation

(a) Subsidiaries

Subsidiaries are all entities over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases.

The Company applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Company. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Company recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of acquiree’s identifiable net assets.

Acquisition-related costs are expensed as incurred.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognized in profit or loss.

Any contingent consideration to be transferred by the Company is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognized in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired, is recorded as goodwill. If the total of consideration transferred, non-controlling interest recognized and previously held interest measured, is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the income statement.

Intercompany transactions, balances, income and expenses on transactions between subsidiaries are eliminated. Profits and losses resulting from intercompany transactions that are recognized in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company.

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries: Logic Communications Ltd. (“Logic”), WestTel Limited (trading as Logic) (“Logic Cayman”), Bermuda Yellow Pages Limited (“BYP”), Key Management Services Limited (“KMS”), Cable Co. Ltd. (“Cable”) and Cedar Cable Ltd. (“Cedar”), (jointly “Cable Co.”).  The Company also has a 51% interest in Yabsta (BVI) Limited (“Yabsta”).  In the year ending March 31, 2015 the Company had an 84.6% interest in Bermuda Cablevision Limited (“BCL”) through its interest in Cablevision Holdings Limited (“CHL”).  On July 15, 2015 the Company completed a transaction through one of its subsidiaries which resulted in the Company now owning 100% of BCL creating a liability of $3.4m to acquire the minority interest (see note 24).  BCL has since been merged with Logic and operates under the name Logic Communications Ltd.  The Company’s previous 100% interest in The Bermuda Telephone Company Limited (“BTC”) is classified as a discontinued operation in the comparative year ended March 31, 2015 following its disposal on September 3, 2014, see note 28.

(b) Changes in ownership interests in subsidiaries without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions — that is, as transactions with the owners in their capacity as owners. The difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

(c) Disposal of subsidiaries

When the Company ceases to have control any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Company had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

(d) Associates

Associates are all entities over which the Company has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition.

If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognized in other comprehensive income is reclassified to profit or loss where appropriate.

The Company’s share of post-acquisition profit or loss is recognized in the income statement, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. When the Company’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

Company does not recognize further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

The Company determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Company calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognizes the amount adjacent to share of income of associates in the Consolidated Statement of Comprehensive Income.

Profits and losses resulting from upstream and downstream transactions between the Company and its associate are recognized in the Company’s financial statements only to the extent of unrelated investor’s interests in the associates. Unrealized losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Company.

Dilution gains and losses arising in investments in associates are recognized in the income statement.

2.3       Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers. The chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments, have been identified as the Chief Executive Officer, Chief Financial Officer and members of the Board of Directors, who make decisions about resources to be allocated to the segment and assess its performance. Refer to note 5.

2.4       Foreign currency translation

(a) Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Bermuda dollars (BMD), which is the Company’s presentation currency.

(b) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of those transactions or valuation where items are re-measured. Monetary assets and liabilities denominated in foreign currencies at the reporting date are remeasured to BMD at the rates of exchange ruling on that date. Gains and losses arising from fluctuations in exchange rates are recognized in general and administrative expenses in the consolidated statement of comprehensive income. Foreign currency losses for the year ended March 31, 2016 were $25,134 (2015: $35,661).

Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to BMD at foreign exchange rates ruling at the dates the values were determined.

For the purpose of the consolidated statement of cash flows, all foreign currency gains and losses recognized in the consolidated statement of comprehensive income are treated as cash items and included in cash flows from operating or financing activities along with movements in the relevant balances.

2.5       Property, plant and equipment

Land and buildings comprise mainly offices and network facilities.  Land and buildings are shown at fair value, based on valuations performed by external independent valuers, less subsequent depreciation for buildings.  Valuations are performed with sufficient regularity to ensure that the fair value of a revalued asset does not differ materially from its carrying amount.  Any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset, and the net amount is restated to the revalued amount of the asset.  All other property, plant and equipment are stated at historical cost less depreciation.  Historical cost includes expenditure that is directly attributable to the acquisition of the items.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Costs incurred relating to plant under construction are capitalized and held unamortized within “capital work in progress” until such time as the asset is substantially complete, at which time the asset is commissioned and amortized over its useful life.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost or revalued amounts to their residual values over their estimated useful lives, as follows:

Buildings	40 - 50 years
Buildings leased under capital lease	50 years (or lease term if shorter)
Fixtures	5 – 15 years
Plant and facilities	4 – 20 years
Submarine cable system	15 years
Machinery and equipment	3 – 14 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (note 2.7 and note 31).

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the Consolidated Statement of Comprehensive Income, which is Nil for the fiscal year ended 2016 (2015: Nil).

2.6       Intangible assets

(a) Goodwill

Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred, over KeyTech Limited’s interest in the fair value of the identifiable net assets, liabilities, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash generating units (CGUs), or groups of CGUs, which is expected to benefit from the synergies of the combination. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes. Goodwill is monitored at the operating segment level.

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying value of goodwill is compared to the recoverable amount, which is the higher of value in use and the fair value less costs to sell. Any impairment is recognized immediately as an expense and is not subsequently reversed.

(b) Indefeasible right of use (IRU)

IRUs are initially recorded at cost and amortized over the useful economic life (ie. the IRUs contractual terms) to the estimated residual value and reviewed for impairment when indications of impairment exist. Any permanent impairment of the value is charged to earnings in the year the impairment is recognized. IRUs have finite useful lives and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of the IRU over the estimated useful life, which is 10 – 15 years.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

(c)               Computer software

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Company are recognized as intangible assets when the following criteria are met:

•                  it is technically feasible to complete the software product so that it will be available for use;

•                  management intends to complete the software product and use or sell it;

•                  there is an ability to use or sell the software product;

•                  it can be demonstrated how the software product will generate probable future economic benefits;

•                  adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and

•                  the expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs and an appropriate portion of relevant overheads.

Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

Computer software development costs recognized as assets are amortized over their estimated useful lives, which does not exceed 15 years.

(d) Customer lists

Amortization is calculated using the straight-line method to allocate the cost of the customer relationship over the estimated useful life, which is 8 – 12 years.

An intangible asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (note 2.7 and note 31).

2.7       Impairment of non-financial assets

Assets that have an indefinite useful life — for example, goodwill or intangible assets not ready to use — are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Prior impairments of non-financial assets (other than goodwill) are reviewed for possible reversal at each reporting date.  Refer to note 31.

2.8       Assets (or disposal groups) held for sale

Non-current assets (or disposal groups) are classified as assets held for sale when their carrying amount is to be recovered principally through a sale transaction and a sale is considered highly probable. They are stated at the lower of carrying amount and fair value less costs to sell.

2.9       Financial assets

2.9.1 Classification

The Company classifies its financial assets in the following categories: loans and receivables, and available for sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

(a)              Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. The Company’s loans and receivables comprise ‘accounts receivable’, ‘loan receivable’ and ‘cash and cash equivalents’ in the consolidated balance sheet (notes 2.14 and 2.15).

(b)              Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless the investment matures or management intends to dispose of it within 12 months of the end of the reporting period. The Company’s available-for-sale financial assets comprise marketable securities.

2.9.2 Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade-date — the date on which the Company commits to purchase or sell the asset. Investments are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Available-for- sale financial assets are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method.

Changes in the fair value of monetary and non-monetary securities classified as available for sale are recognized in other comprehensive income.

When securities classified as available-for-sale are sold or impaired, the accumulated fair value adjustments recognized in other comprehensive income are included in the consolidated statement of comprehensive income.

Interest on available-for-sale securities calculated using the effective interest method is recognized in the consolidated statement of comprehensive income as part of investment income. Dividends on available-for-sale equity instruments are recognized in the consolidated statement of comprehensive income as part of investment income when the Company’s right to receive payments is established.

2.10     Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

2.11     Impairment of financial assets

(a)              Assets carried at amortized cost

The Company assesses at the end of each reporting period whether there is objective evidence that a financial asset is impaired. A financial asset is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset that can be reliably estimated.

Evidence of impairment may include indications that the debtors or a Company of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization, and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

For loans and receivables category, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the consolidated statement of comprehensive income. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient, the Company may measure impairment on the basis of an instrument’s fair value using an observable market price.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized impairment loss is recognized in the consolidated statement of comprehensive income.

(b)              Assets classified as available-for-sale

The Company assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired. For debt securities, the Company uses the criteria referred to in (a) above. In the case of equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss — measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in the consolidated statement of comprehensive income — is removed from equity and recognized in the consolidated statement of comprehensive income. Impairment losses recognized in the consolidated statement of comprehensive income on equity instruments are not reversed through the consolidated statement of comprehensive income. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in consolidated statement of comprehensive income, the impairment loss is reversed through the consolidated statement of comprehensive income.

2.12     Deferred costs

Costs incurred directly relating to the publication of the annual directory are deferred and recognized as expenses at the date of publication. Deferred production costs of $1,533,288 (2015: $1,918,938) are included in prepaid expenses and other current assets in the consolidated balance sheet. Refer to note 15.

2.13     Materials

Materials, consisting of items held for resale and parts and consumables, are recorded at lower of average cost and estimated net realizable value.

2.14     Accounts receivable

Accounts receivable are amounts due from customers for merchandise sold or services performed in the ordinary course of business. If collection is expected in one year or less, they are classified as current assets. If not, they are presented as non-current assets.

Accounts receivable are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment.

2.15     Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less and bank overdrafts. In the consolidated balance sheet, bank overdrafts are shown on the face of the consolidated balance sheet in current liabilities.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

2.16     Share capital

Ordinary shares are classified as equity. During the year ending March 31, 2016 the mandatorily redeemable preference shares, which previously were classified as liabilities, have been recognized as income since the twelve year timeframe for claims expired.

Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction from the proceeds.

Where any company subsidiary purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs, is included in equity attributable to the Company’s equity holders.

2.17     Accounts payable

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Accounts payable and other payables are initially measured at fair value and subsequently carried at amortized cost.

2.18     Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statement of comprehensive income over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

Preference shares, which are mandatorily redeemable on a specific date, were classified as liabilities at March 31, 2015.  See note 2.16.

2.19     Borrowing costs

Borrowing costs are recognized in profit or loss in the period in which they are incurred.

2.20     Employee benefits

The pension and retirement plan and other post-employment obligations relating to BTC retirees was disposed of as part of the sale of BTC during the year ended March 31, 2015.

2.21     Provisions

Provisions for environmental restoration, restructuring costs and legal claims are recognized when: the Company has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Restructuring provisions comprise employee termination payments. Provisions are not recognized for future operating losses.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

2.22     Revenue recognition

The Company recognizes revenues as it provides services or delivers products to customers. Billings for telecommunications services (including fixed line, broadband and internet access billings) are made on a monthly basis. Unbilled revenues from the billing cycle date to the end of each month are recognized as revenue during the month the service is provided. Revenue is deferred in respect of the portion of fixed monthly charges that have been billed in advance. Revenue from installations and connections are recognized upon completion of the installation or connection. Revenue from equipment sales is recognized upon delivery of equipment to the customer.

Where multiple products or services are bundled together on sale, revenue is allocated to each element in proportion to its fair value and recognized as appropriate for that element. Revenue is recognized to the extent that it is not contingent on the provision or delivery of a future service.

Amounts received in advance of publication of the annual telephone directory for advertising sold are shown as unearned income in the consolidated balance sheet and are recognized as income at the date of publication. Revenues and expenses related to the internet directory services are recognized on a pro rata basis over the life of the contract.

Revenue for other services is generally recognized as services are performed.

During the year ended March 31, 2015 BCL received insurance proceeds for damage suffered from hurricane Gonzalo, totalling $3.5m after deductible, with associated costs in respect of impaired and diminished assets and other costs of $1.4m. Hurricane-affected assets totalling $2.5m with a resultant diminished useful life continue to be depreciated over their adjusted useful life.

2.23     Interest income

Interest income is recognized using the effective interest method. When a loan and receivable is impaired, the Company reduces the carrying amount to its recoverable amount, being the estimated future cash flow discounted at the original effective interest rate of the instrument, and continues unwinding the discount as interest income. Interest income on impaired loan and receivables is recognized using the original effective interest rate.

2.24     Dividend income

Dividend income is recognized when the right to receive payment is established.

2.25     Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the statement of comprehensive income on a straight-line basis over the period of the lease.

The Company leases certain property, plant and equipment. Leases of property, plant and equipment, where the Company has substantially all the risks and rewards of ownership, are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

Each lease payment is allocated between the liability and finance charges. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance cost is charged to the statement of comprehensive income over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset and the lease term.

2.26     Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Company’s financial statements in the period in which the dividends are approved by the Company’s Board of Directors.

2.27 Exceptional items

Exceptional items are disclosed separately in the financial statements where it is necessary to do so to provide further understanding of the financial performance of the Company. They are material items of income or expense that have been shown separately due to the significance of their nature or amount.

3                 Financial risk management

3.1       Financial risk factors

The Company’s activities expose it to a variety of financial risks: market risk (including currency risk and interest rate risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance.

Senior management has responsibility for managing the Company’s risk and reports any significant issues to the Board of Directors.

(a) Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates will affect the Company’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return on assets.

(i) Foreign currency risk

The Company incurs foreign currency risk primarily on purchases and borrowings that are denominated in a currency other than the Bermuda and Cayman dollars. However, foreign currency risk is minimal, due to the fact that the Bermuda dollar is pegged to the US Dollar at a 1:1 rate and the Cayman dollar is pegged to the US Dollar at an exchange rate of 1 to 1.19.

(ii) Price risk

The Company is exposed to equity securities price risk because of investments held by the Company and classified on the consolidated balance sheet as available-for-sale. The fair value of available-for-sale investments is determined by reference to their quoted market prices. The Company intends to hold these investments for a period longer than one year.

The Company has reviewed all available-for-sale investments held at March 31, 2016 and 2015 for evidence of impairment and has determined that there is no impairment as at March 31, 2016 (2015: Nil) and there are no indicators of significant or prolonged decline in the value of the assets.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

Assessment by the Company of evidence of impairment involves the use of estimates. If impairment is determined, the amount of such impairment is removed from accumulated other comprehensive income and recorded in net income for the reporting period.

A 10% movement in fair values of the available-for-sale investments would impact other comprehensive income as follows:

	2016	2015

10% increase in fair values	$93,763	$110,955
10% decrease in fair values	$(93,763)	$(110,955)

10% was estimated by management as an appropriate threshold for sensitivity testing based on average price movements on the Bermuda Stock Exchange over a 12 month period.

(iii) Cash flow and fair value interest rate risk

The Company’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk which is partially offset by cash held at variable rates. During 2016, the Company’s borrowings at variable rates were denominated in USD.

On April 25, 2013 the Company entered into a lending agreement with its banker to finance the amalgamation of North Rock Communications Ltd. (“North Rock”).  The Company was required to develop an interest rate hedging strategy as part of the lending agreement. The Company hedged 30% of its total loan amount, $8,250,000, through a floating-to-fixed interest rate swap (“Swap”) that settles on a quarterly basis. The Swap was purchased on April 30, 2014 and will expire on April 30, 2018 from the Lender. No premium or fee was charged to enter the Swap.

Settlement of the Swap is linked to the interest charging period on the underlying debt, three months. The Libor rate was fixed at 1.966% at the beginning of the charging period and for settlement, at the end of the period. If the Libor rate for that period is higher than the fixed rate of interest under the Swap, then the Lender pays the net difference. Equally, if the Libor rate is lower than the agreed fixed rate of interest under the Swap, then the Company will compensate the lender for the difference.  As at the end of the current year, losses of $93,143 have been recorded in Finance costs on the Consolidated Statement of Comprehensive Income.

(b) Credit risk

Credit risk is managed on group basis, except for credit risk relating to accounts receivable balances. Each local entity is responsible for managing and analyzing the credit risk for each of their new and existing clients before standard payment and delivery terms and conditions are offered. Credit risk arises from cash and cash equivalents, deposits with banks and financial institutions, credit exposures to wholesale and retail customers, including outstanding receivables and committed transactions, as well as loans receivable from associates. Management deems the credit risk associated with the loans to be minimal. For banks and financial institutions, counterparties who have minimal risk of credit default and are rated by Standard & Poor’s with credit ratings of between A- and A are used. If wholesale customers are independently rated, these ratings are used. If there is no independent rating, senior management assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Board of Directors. The utilization of credit limits is regularly monitored. Sales to retail customers are settled in cash or using major credit cards.

(c)               Liquidity risk

Liquidity risk, also referred to as funding risk, is the risk that the Company will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at or close to its fair value. Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, and ensuring the availability of funding through an adequate amount of committed credit facilities. The Company aims at maintaining flexibility in funding by keeping lines of funding

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

available with relevant suppliers, bankers and related parties, sourcing appropriate currency holdings to match liabilities and pursuing prompt payment policies.

As at March 31, 2016 and 2015 the carrying amount of the bank overdraft facility, accounts payable, accrued liabilities, foreign tax liabilities and amounts due to related companies are equal to the contractual cash flows of the same. All are short-term in nature and due within a period of 12 months.

The table below analyzes the Company’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows (refer also to note 30).

	2016
	Less than 3 months	Between 3 months and 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years

Borrowings	—	6,428,571	6,428,571	19,285,713	27,914,287
Bank overdraft	1,950,333	—	—	—	—
Interest payable	—	577,101	—	—	—
Accounts payable and accrued liabilities	11,482,683	1,222,780	—	—	—
Other liabilities	1,218,790	—	—	—	—

	$14,651,806	$8,228,452	$6,428,571	$19,285,713	$27,914,287

	2015
	Less than 3 months	Between 3 months and 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years

Borrowings	—	6,428,571	6,428,571	19,285,713	34,342,859
Bank overdraft	779,450	—	—	—	—
Interest payable	—	522,578	—	—	—
Accounts payable and accrued liabilities	11,943,444	1,604,392	—	—	—
	$12,722,894	$8,555,541	$6,428,571	$19,285,713	$34,342,859

3.2       Capital management:

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

3.3       Fair value estimation:

The table below analyzes financial instruments carried at fair value, by valuation method. The different levels have been identified as follows:

•                  Quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1).

•                  Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (Level 2).

•                  Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (Level 3).

The following table presents the Company’s financial assets and liabilities that are measured at fair value at March 31, 2016.

	Level 1	Level 2	Level 3	Total

Available-for-sale financial assets	$925,997	$11,630	$—	$937,627

The following table presents the Company’s financial assets and liabilities that are measured at fair value at March 31, 2015.

	Level 1	Level 2	Level 3	Total

Available-for-sale financial assets	$1,097,905	$11,641	$—	$1,109,546

The carrying value of the Company’s other financial assets and liabilities, including loans receivable, accounts receivable, accounts payable and loans payable, are considered to approximate their fair value.  The majority of the Company’s loans receivable and payable, and its subordinated debt, arose in September 2014.

(a) Financial instruments in level 1

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Company is the current bid price. These instruments are included in Level 1. Instruments included in Level 1 comprise primarily BSX equity investments classified as trading securities or available-for-sale.

(b) Financial instruments in level 2

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

If one or more of the significant inputs is not based on observable market data, the instrument is included in Level 3.

4                      Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

4.1       Critical accounting estimates and judgements

The Company makes estimates and assumptions concerning the future. The resulting accounting estimates may not equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a) Allowance for impairment losses on receivables

In determining amounts recorded for impairment losses in the financial statements, management makes judgments regarding indicators of impairment, that is, whether there are indicators that suggest there may be a decrease in the estimated future cash flows from receivables, for example, default and adverse economic conditions. Management also makes estimates of the likely estimated future cash flows from impaired receivables as well as the timing of such cash flows. Historical loss experience is applied where indicators of impairment are not observable on individually significant receivables with similar characteristics, such as credit risks.

(b) Net realizable value of materials

Estimates of net realizable value are based on the most reliable evidence available at the time the estimates are made, of the amount the materials are expected to realize. These estimates take into consideration fluctuations of price or cost directly relating to events occurring after the end of the period, to the extent that such events confirm conditions existing at the end of the period.

Estimates of net realizable value also take into consideration the purpose for which the materials are held.

(c) Residual value and expected useful life of property, plant and equipment

The residual value and the expected useful life of an asset are reviewed at each financial year-end, and, if expectations differ from previous estimates, the change is accounted for. The useful life of an asset is defined in terms of the asset’s expected utility to the Company and its subsidiaries. The recoverable amount of property, plant and equipment is dependent upon management’s internal assessment of future cash flows from the individual asset or from the cash generating units to which the asset belongs. In addition, the estimate of the amount recoverable from future use of those units is sensitive to the discount rate used.

(d) Impairment of investments in associates

The carrying value of investments in associates is assessed for impairment using benchmark multiples of earnings before interest, depreciation and amortization (“EBIDA”) and where applicable discounted cash flows of the Company, based on actual and forecasted results over a period of up to five years. If the recoverable value is less than the carrying value of the investment in associate, an impairment expense is recognized in the period to reduce carrying value to its recoverable value.

(e) Impairment of goodwill and intangible assets

Determining whether goodwill and intangible assets are impaired requires an estimation of the recoverable value using value in use of the cash-generating units to which the goodwill and intangible assets have been allocated in comparison to fair value less cost of disposal. The cash generating unit value in use is assessed using the discounted cash flows of the cash generating unit, based on financial budgets approved by management over a period of up to five years with a terminal value at the end of the five year period. Tangible assets are deducted from the estimated enterprise value and the residual value is compared to the carrying value of goodwill and intangible assets. If the residual value is less than the book carrying value of goodwill and intangible assets, an impairment expense is recognized in the period to reduce the carrying value to its recoverable amount.   Refer to note 31 in respect to the key assumptions used for impairment.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

5                      Segment information

Reportable segments correspond to the Company’s internal organizational structure. The Company operates the following reportable segments, which are managed as separate business units, as they operate in different industries and require different market strategies and technologies. The Company evaluates each segment’s performance based on its contribution to consolidated net income. The accounting policies of the reportable segments are the same as those described in note 2.

Logic Communications Ltd. (“Logic”) — following the merger of Logic and Bermuda Cablevision Limited (“BCL”) in July 2015 (see note 2.2 (a)), the Company now provides a wide range of data internet products and services, internet access, long distance and local voice services as well as subscription television services in Bermuda through its coaxial and fiber network.  BCL and Logic are presented as one segment in 2016 and in the 2015 comparative information presented. Segment information for BCL is presented for 7 months of 2015 following its September 2014 acquisition.

WestTel Limited (trading as Logic) (“Logic Cayman”) — provides fixed wireless and wireline voice and data services and subscription television services in the Cayman Islands.

Bermuda Yellow Pages Limited (“BYP”) — provides print, on-line directory and digital marketing services.

Cable Co. Ltd. (“Cable Co”) — provides international data services on its submarine cable system between Bermuda and the United States.

Yabsta (BVI) Limited (“Yabsta”) — provides on-line search capabilities, specializing in digital advertising.

The investments in associates have been aggregated under a single segment called ‘Investments in Associates’ and its related disclosures are included in note 9 of these financial statements.

Segment information

CONTINUING OPERATIONS	Logic	Logic Cayman	BYP	Cable Co.	Yabsta	Total
Year ended March 31, 2016
Revenues from external customers	$56,017,784	26,813,014	4,262,774	516,508	48,000	87,658,080
Revenues from internal customers	927,964	103,890	49,804	2,253,843	60,000	3,395,501
Depreciation and amortization	8,574,371	2,841,729	29,776	2,052,882	251,733	13,750,491
Operating expenses	43,771,316	27,516,515	3,417,520	2,941,093	147,885	77,794,329
Segment income (loss)	4,600,061	(3,441,340)	865,282	(2,223,624)	(291,618)	(491,239)
Segment assets	57,381,740	31,956,585	3,649,724	15,811,327	755,200	109,554,576

CONTINUING OPERATIONS	Logic	Logic Cayman	BYP	Cable Co.	Yabsta	Total
Year ended March 31, 2015 - Restated
Revenues from external customers	$41,273,734	20,353,383	4,273,794	354,856	51,000	66,306,767
Revenues from internal customers	1,444,492	53,520	180,319	1,705,093	57,000	3,440,424
Depreciation and amortization	7,292,353	6,093,122	25,372	2,091,976	251,733	15,754,556
Operating expenses	49,380,856	46,986,541	3,055,449	3,492,577	230,966	103,146,389
Segment income (loss)	(13,954,983)	(32,672,760)	1,373,292	(3,524,604)	(374,699)	(49,153,754)
Segment assets	56,103,241	47,389,316	3,942,310	17,412,418	1,006,934	125,854,219

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

Reconciliations

	2016	2015
Revenues from external customers
Total segment revenues from external customers	$87,658,080	$66,306,767
Non-segment other revenue	1,651,865	596,736

	$89,309,945	$66,903,503

	2016	2015
Depreciation and amortization
Total segment depreciation and amortization	$13,750,491	$15,754,556
Non-segment depreciation and amortization	3,214,937	1,424,301
Elimination of inter-company amounts	(1,458,333)	(1,357,995)

	$15,507,095	$15,820,862

	2016	2015 Restated
Operating expenses (excluding depreciation and amortization)
Total segment operating expenses	$77,794,329	$103,146,389
Non-segment operating expenses	5,661,339	49,838,149
Elimination of inter-company amounts	(2,759,735)	(3,276,070)

	$80,695,933	$149,708,468

	2016	2015 Restated
Loss for the year from continuing operations
Total loss for reportable segments	$(491,239)	$(49,153,754)
Share of income of associates	6,850,053	7,135,389
Finance costs	(3,696,687)	(3,216,251)
Impairment of investment	(20,298)	—
Gain on investment	—	11,397,492
Loss on property revaluation	—	(1,473,245)
Non-segment other income	1,651,865	596,736
Gain on sale of business unit	595,174	—
Loss on sale of subsidiary	—	(18,617,231)
Net proceeds on insurance claim	—	2,144,352
Preferred shares write-off	652,637	—
Non-segment administrative expenses	(5,662,396)	(6,669,617)
Non-segment depreciation and amortization	(3,214,937)	(1,424,301)
Non-segment impairment	(4,339,544)	(43,168,532)
Elimination of inter-company amounts	5,227,881	838,586

	$(2,447,491)	$(101,610,376)

	2016	2015 Restated
Total assets
Total assets for reportable segments	$109,554,576	$125,854,219
Goodwill	—	—
Non-segment assets	197,446,768	164,795,119
Elimination of inter-company amounts	(156,667,293)	(129,322,244)

	$150,334,051	$161,327,094

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

Entity-wide information

The breakdown of revenue from all services is disclosed on the face of the consolidated statement of comprehensive income.

The Company is domiciled in Bermuda and revenue from external customers in Bermuda is $60,845,066 (2015: $45,953,384). Total revenue from other countries is $26,813,014 (2015: $20,353,383) which is derived from the Logic Cayman operations in the Cayman Islands.

The total of non-current assets located in Bermuda is $108,324,742 (2015 Restated: $115,674,663) and the total of such non-current assets in other countries is $28,900,649 (2015 Restated: $28,525,260).

6                 Salaries and employee benefit expenses and staff termination costs

	2016	2015

Salaries and other short-term benefits	$20,546,607	$19,961,551
Gross staff termination costs (excluding benefits)	1,199,418	402,816
Employer pension contributions	975,715	934,220

	$22,721,740	$21,298,587

Salaries and employee benefit expenses per consolidated statement of comprehensive income	21,289,725	20,854,821
Staff termination costs per consolidated statement of comprehensive income	1,432,015	443,766

	$22,721,740	$21,298,587

7                 General and administrative expenses

	2016	2015

Administrative	$4,123,072	$4,652,639
Consultants and professional fees	3,881,491	4,526,087
Marketing and selling	2,027,510	1,720,457
Bad debt expense and change in allowance for doubtful accounts	2,147,803	1,380,058
Insurance	1,569,491	1,008,509

	$13,749,367	$13,287,750

8                 Government license fees

Certain subsidiaries of the Company are required to pay a license fee to the Governments of Bermuda or the Cayman Islands. The Government of Bermuda is paid a ‘Government Authorization Fee’ (GAF) of 2.25% and a ‘Regulatory Authority Fee’ (RAF) of 1.5% of total gross revenue, less certain allowable deductions specified in its license. The Government of the Cayman Islands is paid a license fee based on 6% of revenues less certain allowable deductions specified in its license. The license fees for the year ended March 31, 2016 were approximately $3,237,257 (2015: $2,881,423), which is included within government taxes, fees and levies in the consolidated statement of comprehensive income.

Cedar is required to pay annual regulatory fees to the Federal Communications Commission (“FCC”) in the United States for the submarine cable. Fees are calculated on a calendar year. In the current year, the Company incurred $114,700 (2015: $163,900) in FCC fees.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

9                 Investments in associates

	2016	2015

At April 1	$25,760,775	$33,938,579

Share of operating profit	7,190,827	7,432,181
Interest charged	25,000	68,982
Amortization of intangibles	(365,772)	(365,774)

Net share of income of associates	6,850,055	7,135,389
Purchase of additional investments	—	101,660
Transfer of associate to subsidiary on gaining control	—	(8,960,635)

Loan repayments and interest received	—	(704,983)
Dividends received	(5,890,563)	(5,749,235)

At March 31	$26,720,267	$25,760,775

The results of all principal associates, and the aggregated assets (including goodwill) and liabilities are as follows:

	Countries of incorporation	Current Assets $	Non- Current Assets $	Current Liabilities $	Non- current Liabilities $	Revenues $	Net Profit $

March 31, 2015
	Bermuda	21,149,957	31,160,254	8,987,301	4,096,616	61,916,295	10,963,126

March 31, 2016
	Bermuda	24,051,298	31,477,342	9,632,298	4,534,181	63,289,764	17,418,079

Set out below are the associates of the Company during the year ended March 31, 2016 and in the March 31, 2015 comparatives which, in the opinion of the directors, are material to the Company. The associates as listed below have share capital consisting solely of ordinary shares, which are held directly by the Company; the country of incorporation or registration is also their principal place of business.

CellOne

The Company held approximately 42% of the common shares of CellOne. Effective May 2, 2011 the Company accounts for its investment as an investment in associate, whereby the investment is recorded at cost, adjusted to recognize the Company’s share of earnings or losses of the amalgamated company and reduced by dividends received.  On May 3, 2016 the Company acquired the remaining shares of CellOne as part of the transaction described in note 30.

QuoVadis Holdings Ltd. (“QuoVadis”)

QuoVadis is a provider of managed security services.  The Company owns an equity interest in QuoVadis of approximately 30%.  The Company has also provided a subordinated loan to QuoVadis of $500,000 with an interest rate of 5% and no fixed repayment terms.  Repayment of the loan balance is subordinated to convertible preference shares owned by another shareholder.  The loan is secured by the assets of QuoVadis.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

Cablevision Holdings Ltd. (“CHL”)

In the 2015 comparatives the Company reported its 40% ownership in CHL as an investment in associate for the period April 1, 2014 to September 3, 2014. On September 3, 2014 the Company acquired the remaining 60% of CHL, see notes 24 and 26, and effectively gained control of CHL and its underlying investment, BCL. Since this date, CHL has been consolidated as a subsidiary.

10          Finance income and costs

	2016	2015

Finance income:
- interest income on short-term bank deposits	$20	$322
- interest income on loan receivable	42,883	114,521
- interest income on available-for-sale financial assets	28	22,513
- dividend income on available-for-sale financial assets	21,782	55,694

	64,713	193,050

Finance costs:
- interest paid - long-term loan	(1,447,982)	(1,310,745)
- administration expense — long term loan	—	(562,500)
- interest on sub-ordinated debt	(2,118,025)	(1,142,511)
- interest paid - overdraft facility	(29,324)	(64,734)
- investment fees on available-for-sale financial assets	(8,213)	(5,025)
- swap loss	(93,143)	(130,736)

	(3,696,687)	(3,216,251)

Net finance (costs) income	$(3,631,974)	$(3,023,201)

11          Earnings per share

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year excluding ordinary shares purchased by the Company and held as treasury shares.

	2016	2015 Restated
Loss from operations attributable to owners of the parent	$(2,348,971)	$(95,195,896)

Weighted average number of ordinary shares in issue	15,224,745	14,949,263

Earnings per share	$(0.15)	$(6.37)

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all  dilutive potential ordinary shares.  The Company has 1,763,085 dilutive potential ordinary shares.  See note 26.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

	2016	2015 Restated

Loss from operations attributable to owners of the parent	$(2,348,971)	$(95,195,896)
Weighted average number of ordinary shares in issue	15,224,745	14,949,263
Adjustment for shares held for issue	1,763,085	1,763,085
Weighted average number of ordinary shares for diluted earnings per share	16,987,830	16,712,348

Diluted earnings per share from continuing operations	$(0.14)	$(5.70)
Diluted earnings per share from discontinued operations	—	0.16
Diluted earnings per share from (loss) profit for the year	$(0.14)	$(5.54)

12          Cash and cash equivalents (excluding bank overdraft)

	March 31, 2016	March 31, 2015
Cash at bank and in hand (excluding bank overdraft)	$3,520,084	$3,647,690
Short-term deposits	15,879	69,941

	$3,535,963	$3,717,631

Cash and cash equivalents include the following for the purposes of the statement of cash flows:

	March 31, 2016	March 31, 2015

Cash and cash equivalents	$3,535,963	$3,717,631
Bank overdraft (note 20)	(1,950,333)	(779,450)

	$1,585,630	$2,938,181

13          Accounts receivable

	March 31, 2016	March 31, 2015
Trade receivables	$9,930,622	$7,658,905
Less: provision for impairment of trade receivables	(3,770,529)	(2,354,852)

Trade receivables — net	6,160,093	5,304,053

Receivables from related parties	219,772	264,673
Other receivables	140,209	2,844,813

	$6,520,074	$8,413,539

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

The aging of trade receivables at the reporting date was:

	March 31, 2016		March 31, 2015
	Gross	Impairment	Gross	Impairment

Not past due	$3,639,797	37,719	$4,316,936	44,940
Past due 31 – 60 days	1,821,296	182,130	493,382	49,338
Past due 61 – 90 days	868,786	303,206	383,000	133,668
More than 90 days	3,600,743	3,247,474	2,465,587	2,126,906

	$9,930,622	3,770,529	$7,658,905	2,354,852

The movement in allowance for doubtful debts in respect of trade receivables during the year was as follows:

	March 31, 2016	March 31, 2015
Balance at beginning of year	$2,354,852	$2,865,082

Eliminated on disposal of subsidiary	—	(1,334,717)
Provision for receivables impairment	1,709,423	983,621
Receivables written off during the year as uncollectible	(366,063)	(500,348)
Recoveries	72,317	—
Provision for receivables impairment upon business combinations	—	341,214

Balance at end of year	$3,770,529	$2,354,852

The creation and release of provision for impaired receivables have been included in ‘general and administrative expenses’ in the consolidated statement of comprehensive income (note 7). Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The other classes within trade and other receivables do not contain impaired assets.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivables mentioned above. The Company does not hold any collateral as security.

14          Materials

	March 31, 2016	March 31, 2015
Voice equipment and accessories	$74,871	$31,424
Cable and other plant spares	51,688	—
Computer equipment	799	1,845

	127,358	33,269

Allowance	—	—
	$127,358	$33,269

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

The cost of materials recognized as an expense and included in ‘operations and maintenance expenses’ was $37,293 (2015: $270,535).

15          Prepaid expenses and other current assets

	March 31, 2016	March 31, 2015
Maintenance	$691,194	$879,938
Deferred production costs (note 2.12)	1,533,288	1,918,938
Insurance	8,967	509,673
Government taxes	78,903	60,109
Other prepaid expenses and current assets	612,913	645,603
	$2,925,265	$4,014,261

16          Available-for-sale financial assets

	March 31, 2016	March 31, 2015
Balance at beginning of year	$1,109,546	$1,451,833
Disposals	(13,998)	(342,287)
Changes in fair value	(157,921)	—

	$937,627	$1,109,546

Available-for-sale financial assets include equity securities of companies in Bermuda which are engaged in banking and are denominated in Bermuda dollars.

17          Property, plant and equipment restated

	Land	Land Leased Under Capital Lease	Buildings and Fixtures	Buildings Leased Under Capital Lease	Plant and Facilities	Submarine Cable System	Machinery and Equipment	Capital work in progress	Total

Cost
March 31, 2014	3,752,442	1,000,000	50,642,093	831,398	159,650,905	27,074,696	21,570,631	11,037,062	275,559,227
Additions	—	—	843,773	—	3,562,091	—	1,978,880	6,002,034	12,386,778
Transfers	—	—	—	—	10,845,036	—	—	(10,845,036)	—
Mark to market	993,684	—	4,587,286	—	—	—	—	—	5,580,970
Disposals / retirements	(1,581,519)	—	(46,923,993)	—	(146,321,279)	—	(11,880,986)	(3,607,046)	(210,314,823)
Impairment	—	—	(7,747,996)	—	(27,250,240)	—	(13,616,857)	—	(48,615,093)
Transfers on disposal of subsidiary	910,394	—	17,120,199	—	—	—	—	—	18,030,593
Business combinations	1,367,751	—	8,610,073	—	29,105,332	—	11,487,803	1,674,260	52,245,219

March 31, 2015	5,442,752	1,000,000	27,131,435	831,398	29,591,845	27,074,696	9,539,471	4,261,274	104,872,871

Additions	—	—	798,156	—	6,080,250	—	3,719,558	3,784,523	14,382,487
Transfers	—	—	—	—	3,113,909	—	301,343	(3,415,252)	—
Disposals / retirements	—	—	(329,895)	—	(4,512)	—	(809,481)	(14,553)	(1,158,441)
Impairment	—	—	—	—	(3,150,120)	—	(1,296,318)	—	(4,446,438)
Transfers on disposal of subsidiary	—	—	—	—	—	—	—	—	—

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

	Land	Land Leased Under Capital Lease	Buildings and Fixtures	Buildings Leased Under Capital Lease	Plant and Facilities	Submarine Cable System	Machinery and Equipment	Capital work in progress	Total
March 31, 2016	5,442,752	1,000,000	27,599,696	831,398	35,631,372	27,074,696	11,454,573	4,615,992	113,650,479

Depreciation / Impairment:
March 31, 2014	—	—	29,089,087	167,705	123,402,395	9,604,167	14,870,187	—	177,133,541
Charge for the year continuing operations	—	—	1,249,117	16,628	4,446,725	1,813,966	3,865,681	—	11,392,117
Charge for the year discontinued operations	—	—	914,241	—	2,130,598	—	431,122	—	3,475,961
Impairment			(3,664,121)	—	(5,703,969)	—	(7,852,943)	—	(17,221,033)
Mark to market	—	—	(6,408,105)	—	—	—	—	—	(6,408,105)
Transfers on disposal of subsidiary	—	—	8,190,853	—	—	—	—	—	8,190,853
Eliminated on disposals / retirements	—	—	(28,523,217)	—	(120,439,873)	—	(8,861,218)	—	(157,824,308)

March 31, 2015	—	—	847,855	184,333	3,835,876	11,418,133	2,452,829	—	18,739,026
Charge for the year	—	—	1,516,096	16,628	3,870,634	1,813,966	3,417,118	—	10,634,442
Impairment	—	—	—	—	(396,885)	—	(872)	—	(397,757)
Eliminated on disposals/retirements	—	—	(348,996)	—	—	—	(809,445)	—	(1,158,441)

March 31, 2016	—	—	2,014,955	200,961	7,309,625	13,232,099	5,059,630	—	27,817,270

Net book values:

March 31, 2016	$5,442,752	$1,000,000	$25,584,741	$630,437	$28,321,747	$13,842,597	$6,394,943	$4,615,992	$85,833,209

March 31, 2015 Restated	$5,442,752	$1,000,000	$26,283,580	$647,065	$25,755,969	$15,656,563	$7,086,642	$4,261,274	$86,133,845

During the year ended March 31, 2016 management recorded an impairment against property, plant and equipment of $4m as described in note 31 (2015 Restated: $31.4m) and as also described in note 2.1.1.

18          Intangible assets restated

	Indefeasible right of use (IRUs)	Computer software and other intangible assets	Goodwill	Total

Cost:
March 31, 2014	13,362,617	28,645,455	11,047,267	53,055,339
Additions	—	2,370,776	—	2,370,776
Impairment	(995,133)	(15,154,964)	(41,075,847)	(57,225,944)
Eliminated on disposal	—	(8,360,556)	—	(8,360,556)
Business combinations	1,630,427	20,662,104	30,028,580	52,321,111

March 31, 2015	13,997,911	28,162,815	—	42,160,726

Additions	1,933,818	783,716	—	2,717,534
Elimination of assets no longer in use	—	(669,464)	—	(669,464)
Impairment	—	(290,863)	—	(290,863)
March 31, 2016	15,931,729	27,986,204	—	43,917,933

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

	Indefeasible right of use (IRUs)	Computer software and other intangible assets	Goodwill	Total
Amortization:
March 31, 2014	10,748,857	7,217,379	—	17,966,236
Charge for the year continuing operations	983,333	3,445,412	—	4,428,745
Impairment	(265,133)	(2,736,702)	—	(3,001,835)
Charge for the year discontinued operations	—	238,382	—	238,382
Eliminated on disposals	—	(3,666,559)	—	(3,666,559)

March 31, 2015	11,467,057	4,497,912	—	15,964,969

Charge for the year	—	4,872,653	—	4,872,653
Elimination of assets no longer in use	—	(653,977)	—	(653,977)
March 31, 2016	11,467,057	8,716,588	—	20,183,645

Net book values:
March 31, 2016	$4,464,672	$19,269,616	$—	$23,734,288

March 31, 2015 Restated	$2,530,854	$23,664,903	$—	$26,195,757

During the year ended March 31, 2016 management recorded an impairment against intangible assets of $0.3m as described in note 31 (2015 Restated: $54.2m) and as also described in note 2.1.1.

19          Accounts payable and accrued liabilities

	March 31, 2016	March 31, 2015
Trade payables	$6,913,657	$2,988,868
Amounts due to related parties	25,483	11,169
Accrued liabilities	3,183,159	7,349,706
Accrued payroll liabilities	2,583,163	3,198,093
	$12,705,463	$13,547,836

20          Borrowings

	March 31, 2016	March 31, 2015
Current
Bank overdraft	$1,950,333	$779,450
Bank borrowings	6,428,571	6,428,571
Preferred share redemption amounts unclaimed	—	687,116

	8,378,904	7,895,137
Non-current
Bank borrowings	28,928,571	35,357,143
Sub-ordinated debt	24,700,000	24,700,000
Total borrowings	$62,007,475	$67,952,280

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

(a) Bank borrowings

The bank overdraft is subject to a $5,000,000 limit, incurs interest expense at a rate equal to three month Libor plus 3% on amounts drawn and is secured by the Fixed and Floating Charge, as well as the Joint & Several Guarantee from Logic, Cable and Cedar. Total interest expense in relation to the overdraft facilities was $29,324 for the year ended March 31, 2016 (2015 — $64,734) and is included in finance costs in the consolidated statement of comprehensive income. The bank overdraft facility expires October 31, 2016.

Bank borrowings mature in September 2021, have set terms of repayment and bear interest at the Libor rate plus 3.25% per annum (2015: 3.25%). Total interest expense in relation to bank borrowings was $1,447,982 for the year ended March 31, 2016 (2015: $1,310,745) and is included in finance costs in the consolidated statement of comprehensive income. See note 26 for further loan details.

Total bank borrowings include secured liabilities of $35,357,142 (2015: $41,785,714). Bank borrowings are secured by the property and assets of the following subsidiary companies: Logic, Cable Co, Cedar, Chancery Holdings Limited, KeyTech Holdings Limited (“KHL”), Wansunt Company Limited, WestStar and Logic Cayman. See note 26.

(b) Preferred share redemption amounts unclaimed

The Company exercised its right to redeem the preferred shares effective November 15, 2003 and since this date there have been no preferred shares in issue. Total number of preferred shares redeemed was 2,613,445.  As at November 16, 2015, 66,976 shares had not been presented to the Company in exchange for cash.  At this point the twelve year window for claims expired and the liability was written off and is presented in the consolidated statement of comprehensive income in other revenues at $652,637.

(c) Subordinated debt

The Company issued subordinate debt to finance the BOTCAT transaction on September 3, 2014 (see note 26).  The notes have a term of 6 years and bear interest at a rate of 8% per annum for year 1, 9% per annum for year 2 and 10% per annum thereafter.  Interest is payable on June 30th and December 31st each year.  Following the transaction with ATN on May 3, 2016, this debt was fully repaid (see note 30).

21               Dividends per share

Dividends were temporarily suspended during the year ended March 31, 2016.  A special dividend of $11, 418,559 (being $0.75 per share) was paid on May 9, 2016 to shareholders of record on May 3, 2016 as described in note 30.

Dividends paid during the year ended March 31, 2015 were $2,871,201, reflecting dividends due from March 31, 2014 and dividends declared for the first quarter first quarter of 2015 of $1,310,727 ($0.09 per share).  At the Board Meeting held in September 2014, it was resolved that dividends would be temporarily suspended for the following three quarters of that year.

22               Pension and retirement augmentation plan

The pension and retirement augmentation plan was disposed of during the year ended March 31, 2015 as part of the sale of BTC.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

23               Share capital

	March 31, 2016	March 31, 2015

Authorized — 21,546,220 (2015 - 21,546,220) common shares of par value $0.25 each
Authorized — 2,615,445 (2015 - 2,615,445) preferred shares of par value $1 each
Issued and outstanding 15,224,745 (2014 – 15,224,745) common shares	$3,806,197	$3,806,197

All shares issued by the Company were fully paid.

On March 31, 2016 the Company held 1,763,085 shares for issue arising from the BOTCAT transaction (see note 26).  These shares have been recorded as held for issue in equity at market rate since the transaction with BOTCAT on September 3, 2014.  These shares were issued following close of the ATN deal described in note 30.

24               Non-controlling interests

On February 21, 2007 Yabsta was incorporated, which is an on-line search platform, specializing in digital advertising. Yabsta was incorporated with the Company owning a 51% controlling interest.

As a result of the BOTCAT transaction (see note 26) the Company acquired a further 60% of CHL and effectively gained control of CHL and BCL.  CHL has been consolidated as a subsidiary since acquisition.  This non-controlling interest was purchased during the year ending March 31, 2016 by Logic of the non-controlling interest shares in BCL.  See notes 2.2(a) and 20.

Non-controlling interests of $208,372 at March 31, 2016 (2015 restated – $3,252,755) in the consolidated balance sheet are classified as equity but are presented separately from the parent shareholder’s equity.

	2016	2015 Restated

At April 1	$3,252,755	$534,866
Net loss attributable to minority shareholder	(98,520)	(3,788,006)
Non-controlling interest on customer base intangible	—	1,958,222
Non-controlling interest arising on business combination	—	4,547,673
Purchase of non-controlling interest	(2,945,863)	—

At March 31	$208,372	$3,252,755

On July 15, 2015 the Company purchased the shares of the minority interest of Bermuda Cablevision Ltd. (“BCV”) (see note 2.2 (a) & note 20 (d)), for a total of $3,447,470.  As at March 31, 2016, claims for 93,753 shares ($1,218,790) had not been presented to the Company in exchange for cash.

25               Commitments and contingencies

(a)         Capital commitments:

There are no commitments for capital expenditure, and no provision has been made in these financial statements, for the fiscal years ended March 31, 2016 and 2015.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

(b)         Lease commitments:

Unexpired commitments under operating lease agreements for the Company’s premises, telecommunications capacity and equipment are payable as follows:

	2016	2015 Restated

Within 1 year	$7,183,316	$7,098,744
From 1 – 2 years	3,467,128	5,235,676
From 2 – 3 years	1,984,625	3,395,553
From 3 – 4 years	1,188,241	1,803,178
From 4 – 5 years	908,331	850,045
Over 5 years	2,846,327	3,102,910

	$17,577,968	$21,486,106

Lease payments under these operating leases recognized within operations and maintenance expenses in the consolidated statement of comprehensive income for the year aggregated approximately $7m (2015 Restated: $7m).

(c)          Contingent liabilities:

There are no contingent liabilities to disclose relating to the fiscal years ended March 31, 2016 and 2015.

26               Business combinations

During the year ended March 31, 2015:

On September 3, 2014 Logic Cayman, doing business in Cayman, acquired BOTCAT Holdings Ltd. (“BOTCAT”), a company incorporated in Cayman, for a total purchase price of $66,294,750, plus 2,424,242 common shares of the Company issued out of the authorized share capital.  Of these shares, 661,157 were issued on September 3, 2014. The remaining shares were due to be issued 18 months from closing at the prevailing market rate, provided there are no claims made against the transaction indemnifications. The remaining shares have been recorded as contingent shares in equity at market rate on acquisition.  Refer to note 23.

BOTCAT owned WestStar T.V. Limited (“WestStar”) in Cayman, which in turn owned an interest in Cablevision Holdings Limited in Bermuda.  Following completion of the acquisition, the Company has a controlling interest of 84.6% in BCL and a 100% interest in WestStar.

The acquisition of BOTCAT was financed through debt and equity. The Company entered into a term loan facility agreement with a local bank for a total of $45,000,000 (Tranche A and Tranche B).  The term loan facility agreement is secured by the assets of Logic, Cable, Cedar, Chancery Holdings Limited, KeyTech Holdings Limited (“KHL”), Wansunt Company Limited, WestStar and Logic Cayman. The term loan facility has set terms of repayment and bears interest at the Libor rate plus 3.25% per annum. In the case of the Tranche A loan, annual principal repayments of $4,375,725 are payable quarterly on each quarter end in equal amounts of $1,093,931 commencing December 31, 2014.  In the case of the Tranche B loan, annual principal repayments of $2,052,846 are payable quarterly on each quarter end in equal amounts of $513,212 per quarter commencing December 31, 2014.  The maturity date of the loan is September 2021.

The remaining $24,700,000 in debt financing was in the form of subordinated debt. The notes have a term of 6 years and may be repaid in part or in full at any time within the term without penalty or the prior approval.  The note bears interest at a rate of 8% per annum for year 1, 9% per annum for year 2 and 10% per annum thereafter.  Interest is payable on June 30th and December 31st each year.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

The following table summarizes the consideration paid for BOTCAT, the fair value of assets acquired and liabilities assumed.

Total cash consideration	$41,594,750
Share consideration	10,303,028
Total subordinated debt	24,700,000
Total consideration	$76,597,778

Recognized amounts of identifiable assets acquired and liabilities assumed

Cash and cash equivalents	$1,181,777
Property, plant and equipment	38,657,607
Intangible assets	1,029,817
Assets held for sale(CITN)	1,074,827
Trade and other receivables	953,839
Prepaid expenses	1,227,082
Trade and other payables	(4,862,141)
Total identifiable net assets	$39,262,808

Customer base - CableVision	6,336,246
Customer base - WestStar	7,514,023
Goodwill – CableVision	9,222,349
Goodwill - WestStar	14,262,352
Total	$76,597,778

Acquisition-related costs of $2,190,461 were charged to other operating expenses in the consolidated statement of comprehensive income for the year ended March 31, 2015.  The original holding in CHL was revalued and as a result goodwill of $6,543,880 and other intangibles of $4,853,612 were recorded in the consolidated balance sheet.

27               Related parties

The following transactions were carried out with related parties:

(a) Year-end balances arising from sales / purchases of goods / services

	2016	2015
Receivables from related parties:
– Associates	$219,772	$264,673
Payables to related parties:
– Associates	$25,483	$11,167
Sales to related parties:
– Associates	$387,868	$401,060
Purchases from related parties:
– Associates	$320,286	$74,523

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

The receivables from related parties arise mainly from sale transactions and are due one month after the date of sale. The receivables are unsecured in nature and bear no interest. No provisions are held against receivables from related parties (2015: Nil).

Goods are sold based on the price lists in force and terms that would be available to third parties.

(b) Key Management compensation

Key Management includes Directors (executive and non-executive) and members of Senior Management. The compensation paid or payable to key management for employee services is shown below:

	2016	2015

Salaries and other short-term employee benefits	$4,528,299	$4,682,019
Termination benefits	787,928	—
	$5,316,227	$4,682,019

(c) Loans to related parties

	2016	2015
Loans to associates:
At April 1	$715,684	$1,401,685
Loan repayments received	—	(704,983)
Interest charged	25,000	18,982

At March 31	$740,684	$715,684

$740,684 (2015: $715,684) were considered capital contributions to the associates and are included as ‘investments in associates’ on the face of the consolidated balance sheet.

The promissory note to CHL was repaid in full during the year ended March 31, 2015.  Advances under the loan facility to QuoVadis bear interest at 5% and are secured on the fixed and floating assets of QuoVadis. Interest relating to all associates loans is included as a component of equity earnings in associates in the consolidated statement of comprehensive income.

No provision was required in 2016 (2015: Nil) for the loans made to associates.

28               Discontinued Operations

On September 3, 2014 BTC was sold to Barrie OpCo Limited for cash consideration of $25,000,000 and a promissory note with face value of $5,000,000.  The promissory note was fully paid in June 2015.  BTC results are presented in these financial statements as a discontinued operation.  The cash proceeds of this transaction were used to retire the Company’s existing debt relating to the North Rock transaction.

The net accounting loss on sale was $18,397,231 plus $220,000 in foreign exchange fees, and was recognized in the consolidated statement of comprehensive income during the year ended March 31, 2015.

Cash received	$25,000,000
Loan receivable	5,000,000
Net assets of BTC on disposal	(48,397,231)
Loss on disposal	(18,397,231)

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

The profit attributable to discontinued operations that is presented in the statement of operations for the year ended March 31, 2015 is made up as follows:

Operating revenue	$16,968,261
Operating expenses	(14,221,820)
Interest	(119,967)
Profit from discontinued operations	2,626,474

29               Held for Sale Operations

Presented separately on the comparative 2015 consolidated balance sheet are assets and liabilities held for sale that related to the Cayman business unit CITN. During the year ending March 31, 2016 the assets were sold for $1.2m resulting in a gain on sale, after adjustments, of $595,174.  This is recognised as a gain on disposal of business unit in the Consolidated Statement of Comprehensive Income for the year ended March 31, 2016.

30               Events after the reporting period

On May 3, 2016 the Company completed a transaction with ATN whereby ATN acquired a 51% controlling interest in KeyTech.  In exchange, KeyTech received $41.6 million in cash and ATN’s 42.79% interest in Bermuda Digital Communications Ltd (trading as “CellOne”).  Additionally, KeyTech acquired the remaining shares in CellOne held by minority shareholders in exchange for 8.9% of newly issued common shares in KeyTech.  As of May 3, 2016 KeyTech owns 100% of CellOne.  The Company’s share capital at May 3, 2016 is 47,546,220 common shares authorized and 42,346,127 common shares issued and outstanding.

On May 3, 2016 the Company used a portion of the proceeds of the ATN transaction to retire all of its $24.7 million subordinated debt and associated accrued interest of $0.76 million.

On May 9, 2016 the Company paid a one-time special dividend to KeyTech’s shareholders of record immediately before the close of the ATN transaction.  The total amount of the special dividend was $11, 418,559 and funded from the proceeds of the ATN transaction.

The Company will account for the business combination of CellOne using the acquisition method.  The accounting guidance will require the previously held interest in CellOne to be remeasured to fair value with a gain or loss to be recognized in the income statement.  Based on management’s preliminary estimate of fair value, management expects a gain of approximately $24 million to be recognized in the coming financial year.

On June 3, 2016 the Company disposed of the Bermuda Yellow Pages and Yabsta for a consideration of $1.6 million.

In August 2016, the Company disposed of two properties that are no longer required for the operations of its businesses.  As a result, one property was considered to be impaired by $0.9m which was recognised at March 31, 2016 and included in the impairment of the group’s assets as described in note 31.  The properties were sold for a consideration of $5.0 million.

31               Impairment review

The transaction with ATN, which completed on May 3, 2016 (see note 30), was considered to be an indication that certain assets of the Company may be impaired. Further, as discussed in note 2.1.1, management has concluded that an initial offer received by ATN in relation to this transaction should have also been considered an indication of impairment as of March 31, 2015 and should have been considered in the selection of appropriate market participant assumptions included in management’s impairment considerations.

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

As such, recoverability analyses covering the Company’s goodwill, intangible assets, and property plant and equipment were performed (in accordance with the accounting policy detailed in note 2.7) and resulted in the Company recording a $85.6m impairment charge as an adjustment to the previously issued prior year financial statements (comprised of impairments of $31.4m, $41.1m, and $13.1m to property plant and equipment, goodwill and other intangible assets, respectively) and a $4.3m impairment charge in the current financial year (comprised of impairments of $4m to property plant and equipment; and $0.3m to other intangible assets).  These impairment charges have been recorded in operating expenses in the consolidated statements of comprehensive income.

Recoverability analyses are required to be performed at the individual asset level or the smallest identifiable group of assets that generate cash flows that are largely independent of the cash inflows from other assets or groups of assets, referred to as cash generating unit (“CGU”). It was determined that lowest level the recoverability could be performed was at a CGU level.

Both the fair values and value in use for each of the individual CGU’s were estimated using discounted cash flow techniques, the underlying key assumptions and inputs of which were the discount rate and expected future cash flows. The discount rate selected was estimated considering the risks associated with the expected future cash flows and the rate of return that investors would require. As such, specific consideration was made of the implied rate of return associated with the transaction with ATN, resulting in the selection of a discount rate of 15%. The expected future cash flows were estimated based on financial budgets approved by management (nil terminal growth rate was applied) and consideration of historical financial information.

Management also engaged an independent valuation specialist to assist in their assessment of the fair value less costs of disposal of the Company.  The fair value estimate is considered level 3 within the fair value hierarchy.

In accordance with the accounting guidance the recoverable amount of each CGU was determined based on the higher of the fair value and value in use estimates. Where the higher of these estimates were lower than the carrying value of the assets of the CGU an impairment charge was recognized.  As a result, management concluded that impairment charges were required for the Logic Bermuda, Logic Cayman, and Cable Co CGUs and to certain Corporate assets. As noted above, the impairment charges have been recognized as a charge to operating expense with corresponding reductions to the carrying value of the associated assets of the CGU (refer below).  These impairment charges are also presented in the property plant and equipment note (see note 17) and the intangible assets note (see note 18).

CGU Findings:

The primary change in events or circumstances that led to these impairment charges in both the prior and current financial years for the CGU’s as described below, was the transaction with ATN which provided information with regards to market participants assumptions, including the required rate of return, that were incorporated into management’s estimate of the discount factor applied in estimating both fair value and value in use.

Logic Bermuda

The recoverability analyses resulted in a total impairment charge of $42.9m and $0m in the prior and current financial years, respectively. In determining the recoverable amounts the CGU’s fair value and value in use estimates approximated each other. In accordance with IAS 36 the prior financial year impairment charge was first allocated to the carrying value of the goodwill associated with the CGU ($26.8m). The remaining impairment charge was allocated to the CGU’s intangible assets ($7.4m) and property, plant and equipment ($8.7m).

Logic Cayman

The recoverability analyses resulted in a total impairment charge of $39.9m and $4.3m in the prior and current financial years, respectively. In determining the recoverable amounts the CGU’s fair value and value in use estimates approximated each other.  In accordance with IAS 36 the prior financial year impairment charge was first allocated to the carrying value of the goodwill associated with the CGU ($14.3m)..  The remaining impairment charge was allocated to intangible assets ($5.0m) and property, plant and equipment ($20.6m). The

KeyTech Limited

Notes to Consolidated Financial Statements (Continued)

For the year ended March 31, 2016 & 2015

current year impairment charge was allocated to intangible assets ($0.3m) and property, plant and equipment ($4.0m).

Cable Co

The recoverability analyses resulted in a total impairment charge of $0.7m and $0m in the prior and current financial years, respectively. In determining the recoverable amount the CGU’s fair value and value in use estimates differed due to the inclusion of cash flow projections related to planned enhancement of the submarine cable system in the fair value estimate that were appropriately excluded from the value in use estimate. The prior year impairment charge was allocated to intangible assets ($0.7m).

Corporate Assets

The recoverability analyses resulted in a total impairment charge of $2.1m and $0m in the prior and current financial years, respectively. In determining the recoverable amount the CGU’s fair value and value in use estimates approximated each other. The prior year impairment charge was allocated to Corporate property plant and equipment ($2.1m).

Sensitivity

The sensitivity analysis reflects how the impairment charge would have been affected by changes in the relevant assumptions.

All other estimates left unchanged, an increase of 100 basis points in the discount rate used to perform the impairment test would have resulted in an increase in the impairment charge of $7.3m.

All other estimates left unchanged, a decrease of 100 basis points in the discount rate used to perform the impairment test would have resulted in a decrease in the impairment charge of $8.4m.

It should be noted that uncertainty regarding the timing and amount of the future cash flows was captured by the discount rate used.